NOTE: IF YOUR POLICY IS A NONQUALIFIED PLAN, THE FOLLOWING  AMENDMENT APPLIES TO
YOUR POLICY. OTHERWISE, IT DOES NOT APPLY.

                              AMENDMENT TO POLICY

INTRODUCTION

This amendment is attached to and made a part of the policy. The intention of the amendment is to conform the policy to the requirements of Internal Revenue
Code section 72(s).

DEATH OF OWNER BEFORE MATURITY DATE

The Death Benefit as provided in the policy will be paid to the Beneficiary, if the Owner dies:

  1.  applied under settlement options 1, 2, 3, or 4.

  2.  applied under settlement options 5 or 6 and the payments are extended over a period that does not exceed the life expectancy of the Beneficiary.

The Spouse of the Owner may elect to become the Owner of the policy and continue it in force if both of the following conditions are met:

  1.  the Spouse was the  Beneficiary  under the policy at the time of the death of the Owner.

  2.  the Spouse was  entitled  to receive  the total  Death  Benefit  under the policy.

If this election is made by the Spouse the policy will remain in force under the same conditions as existed prior to the death of the original Owner. The successor Owner will have the same rights under the policy as the original
Owner.

DEATH OF THE OWNER AFTER THE MATURITY DATE

If installments have begun under a settlement option at the time of the death of the Owner and:

  1.  the Owner is not a payee, the installments will continue to be distributed as before the death of the Owner.

  2.  the Owner is a payee under option 1, the installments will cease.

  3.  the Owner is a payee under option 4 and the secondary payee is living, the installment will change as elected when the installments began.

  4.  the Owner is the  surviving  payee under option 4, the  installments  will cease.

  5.  the  Owner  is a payee  under  option  2, 3,  5,  6, or 7,  the  remaining installments  required to be paid, if any, will not be less than scheduled for the Owner prior to the death of the Owner.

                                         SECURITY BENEFIT LIFE INSURANCE COMPANY

                                                    ROGER K. VIOLA
                                                    Secretary

V6822 (1-85)                                                         15-68220-01
                                                                        SP 68222